Friedman Billings Ramsey Group, Inc.
Conference Call
Second Quarter Earnings Release
July 26, 2007

Kurt Harrington
Friedman Billings Ramsey Group – Chief Financial Officer
Eric Billings
Friedman Billings Ramsey Group – Chairman, Chief Executive Officer
Rock Tonkel
Friedman Billings Ramsey Group – President and Chief Operating Officer
Rick Hendrix
FBR Capital Markets – President and Chief Operating Officer

Kurt Harrington – Chief Financial Officer of Friedman Billings Ramsey Group
Thank you. Good morning. This is Kurt Harrington, Chief Financial Officer of Friedman Billings Ramsey Group. Before we begin this morning's call, I would like to remind everyone that statements concerning future performance, developments, events, market forecasts, revenues, expenses, earnings, run rates, and any other guidance on present or future periods constitute forward-looking statements. These forward-looking statements are subject to a number of factors, risks, and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances.

These factors include but are not limited to the effect of demand for public offerings, activity in the secondary securities markets, interest rates, our cost of borrowing, interest spreads, mortgage prepayment speeds, mortgage delinquencies and defaults, the risks associated with merchant banking investments, the realization of gains and losses on principal investments, available technologies, competition for business and personnel, and general economic, political, and market conditions.

Additional information concerning these factors that could cause results to differ materially is contained in FBR Group's annual report on Form 10-K, and in quarterly reports on Form 10-Q. I would now like to turn over the call to Eric Billings, Chairman and Chief Executive Officer of FBR Group. Also joining us this morning are FBR Group's President and Chief Operating Officer Rock Tonkel and Rick Hendrix, President and Chief Operating Officer of FBR Capital Markets.

Eric Billings – Chairman, Chief Executive Officer of Friedman Billings Ramsey Group
Good morning. The second quarter earnings were impacted by two significant corporate events – the initial public offering of FBR Capital Markets and the recently announced sale of 80% of our ownership in FNLC.

Turning first to FBR Capital Markets, the sale of 12.7 million shares in the IPO generated net proceeds of $200.1 million, which resulted in an after-tax gain of $61.0 million. Following the initial public offering, which took place on June 8th, FBR maintains a 52% beneficial ownership interest in FBR Capital Markets.

FBR Capital Markets reported solid results for the second quarter and first half of 2007. Investment banking revenues for the first six months of 2007 have already exceeded those for all of 2006 – $227 million compared to $215 million. This represents record first half banking revenues. The firm was ranked #3 in the second quarter for all initial common equity offerings and continues to be the leading firm in Rule 144A equity offerings, raising $1.6 billion in six of these transactions during the second quarter. This is a market in which we have had roughly a 70% market share over the past five years. FBR Capital Markets’ investment banking pipeline is very strong at this point, and we are optimistic about its prospects for the rest of the year.

Turning now to FNLC, as the release indicated, we elected at the end of the second quarter to write down the remaining $28.9 million in goodwill carried on our balance sheet with respect to FNLC. FBR Group’s earnings, net of this non-cash goodwill write-down, were $39.6 million, or $0.23 per share (diluted).

The agreement we signed yesterday with an affiliate of Sun Capital Partners will lead to a $75 million recapitalization of FNLC and a reduction of our ownership interest in FNLC to 20%. Upon completion of this transaction, FNLC will cease to be a direct operating subsidiary of FBR Group and will be held, instead, as an equity investment.

As a result of this transaction, FBR Group’s exposure to FNLC will be limited to its $15 million investment in the recapitalization, plus a potential $3 million indemnification to Sun Capital for certain liabilities, which we think is unlikely to be required. During the third quarter, FBR Group expects to fund approximately $15 million in losses associated with further restructuring and operating costs incurred prior to entering into the transaction with Sun Capital. FBR Group will also retain ownership of approximately $250 million of conforming and non-conforming mortgages recently originated by FNLC which we are expecting to sell or securitize during the third quarter.

Initially, the contributions by Sun Capital and FBR Group will be treated as convertible debt. After satisfying various state mortgage licensing requirements, obtaining final court approval of a negotiated settlement of employment related class action litigation, and satisfying various other closing conditions, the convertible debt will convert to equity. These conditions to the final closing are expected to be satisfied within 120 days.

With a $75 million capital infusion, FNLC will have much needed additional liquidity in an exceptionally difficult mortgage market environment, allowing the company to position itself for future growth. The completion of this transaction will end FBR Group’s exposure to FNLC’s day-to-day operations, and we retain an equity interest that will permit us to participate in any FNLC upside when the mortgage market strengthens.

Turning to the company’s portfolio of mortgage-backed securities averaged $5.7 billion in assets with an average coupon of 6.08%, a one-month CPR of 15.7, and an average net premium of $52.6 million. The net yield for the second quarter was 5.85% with a corresponding cost of funds of 5.43% for a net interest spread of .42%.

The company’s investments in non-conforming mortgage loans totaled $3.7 billion as of June 30, 2007, reflecting principal paydowns of $468 million during the quarter. As a result of net cash flows received during the quarter, the company’s equity risk relating to this portfolio, considering both the mortgage loans and related non-recourse debt, was reduced to $90.2 million as of June 30, 2007. We are currently receiving cash flows of approximately $2.5 million a month that, given the uncertainty of the market, is being applied to amortize the residual.

In our merchant banking activities, including FBR Capital Markets, investment gains and dividends totaled $1.4 million during the second quarter. The total value of FBR Group’s merchant banking at the close of the second quarter was $155.1 million compared to $106.9 million at the close of the first quarter. Unrealized gains in the portfolio totaled $41.3 million at the end of the second quarter.

For FBR Group, excluding the impact of the goodwill write-down and operating losses at FNLC and the gain from sale of FBR Capital Markets shares, earnings from its ongoing operations were $17 million for the quarter.

Following the sale of FNLC and the FBR Capital Markets shares, the company has $658 million of tangible capital net of AOCI at FBR Group excluding the remaining ownership of FBR Capital Markets. Additionally, the company has $325 million in cash raised from the trust preferred securities in the previous years, resulting in almost $1 billion of long-term capital. Excluding commercial paper and repurchase funding for agency mortgage-backed securities, the remaining liabilities on the balance sheet are non-recourse debt associated with the non-prime portfolio. Excluding the residuals, the remaining capital is in the form of cash or liquid securities.

Lastly, FBR Group’s board of directors passed a resolution increasing its existing share buyback authorization from 14 million to 50 million shares.

In totality, this quarter has been a period of significant change. Going forward, we expect the MBS portfolio to produce returns on equity of 9% to 11% in this environment, merchant banking to realize substantial gains, and FBR Capital Markets to make meaningful contributions to earnings. In addition, we have limited exposure to the non-prime mortgage industry to the value of our residual and in our small investment left in FNLC.

I will now open the call to questions.

Operator: At this time if you would like to ask a question, please press star 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

Your first question comes from Greg Hillman of First Wilshire Securities Management.

Greg Hillman of First Wilshire Securities Management: Good morning, gentlemen. Really two things. Could you talk about a little bit more about the $50 million that you are putting into FNLC, to fund operating losses in your comments earlier?

Mr. Tonkel: There are two parts to that. There is a $15 million investment in the company – one, five – and then we expect approximately $15 million of operating losses during the course of the quarter up to the point of the transaction to facilitate the transaction.

Mr. Hillman: Was the one, five or five, zero?

Mr. Billings: It was one, five in both cases so our expectation in anticipation of the transaction’s close is that we would fund the $15 million of losses to facilitate the closing of the transaction. So that is the extent of the losses we can take from FNLC from an operating basis prior to our sale of the company.

Mr. Hillman: Okay. What was the loss or gain on that recent securitization you recently did?

Mr. Tonkel: That was a modest loss on the loans, a point or less.

Mr. Hillman: That translated to how much in cash?

Mr. Tonkel: It was just under $500 million of loans.

Mr. Billings: So it would have been about $5 million.

Mr. Hillman: Okay, that’s fine – I’ll get back in the queue. Thank you.

Operator: Your next question comes from Miguel Fidalgo of Noonday Asset Management.

Miguel Fidalgo of Noonday Asset Management: Good morning.

Mr. Billings: Good morning, Miguel.

Mr. Fidalgo: The $250 million you are going to be holding in mortgages, what is your expectation for the gain or loss on sale as you sell these mortgages in the coming quarter?

Mr. Billings: This is something, Miguel, that we will expect to facilitate again these are substantially very recently originated loans, they are very good loans. The market is moving a lot, and we will make those judgments during course of the quarter. If we don’t think that we can achieve acceptable pricing, then we would securitize and hold the residual. These loans have coupons that net of financing costs, should create excess spread of approximately 300 basis points. We think we can generate very acceptable returns should we choose to own a residual – that would probably be between $10 and $15 million. I think it is likely that that will be how we would facilitate the sale of those loans in this environment.

Mr. Fidalgo: All these loans were originated within the last few months?

Mr. Billings: Yes they were.

Mr. Fidalgo: What is your EPD liability status? Do you still have liabilities that are going back in a six-month window?

Mr. Tonkel: The EPD liabilities, Miguel, are at FNLC, first of all. And our obligations to FNLC end at the point of the transaction, which is today.

Mr. Fidalgo: Do they end today or at closing in 120 days?

Mr. Tonkel: No, the definitive agreement is signed, and the obligations to EPDs are at FNLC. The obligations are at FNLC in the newly recapitalized business. So, Miguel, the limit of our obligations to FNLC are the investment in FNLC that we described.

Mr. Billings: And that is effective today, Miguel.

Mr. Fidalgo: Understood. What kind of contract outs does Sun Capital have? Are there business performance outs?

Mr. Tonkel: No.

Mr. Fidalgo: So FNLC can have a material deterioration in its business and …

Mr. Billings: No, that will not have any effect. It’s merely licensing issues. These are, Miguel, as you know, state-by-state licenses. Whenever a company of this type changes hands, you have to go through the re-licensing. That’s the extent of it.

Mr. Fidalgo: Got it. Lastly, shareholders equity. Did I hear you say $658 million ex Capital Markets?

Mr. Billings: Ex AOCI, which is any mark in the agency portfolio, and Capital Markets. As you know, Capital Markets has $528 million of tangible equity of which $471 million is in cash. We own 52% of that. So that $658 million of capital at FBR Group is exclusive of our 52% of the $528 million of capital at FBR Capital Markets. So, if you added …

Mr. Fidalgo: Eric, I want to make sure I am doing the math right. They have a round billion of shareholders’ equity net of AOCI?

Mr. Billings: Yes, inclusive of the trust preferreds.

Mr. Fidalgo: This billion is inclusive of trust preferreds?

Mr. Billings: Yes, so in other words, we have $658 million of tangible equity capital. We have $325 million of trust preferreds – we raised $325 million of cash from the issuance of those trust preferreds, which gives us a total of just under $1 billion of long-term capital. In addition to that, we own 52% of FBR Capital Markets. So, 52% of $528 million is approximately $267 million. So the totality of that long-term equity capital would be about a billion two hundred and seventy million or two hundred sixty million dollars.

Mr. Fidalgo: Eric, allow me to make sure I am calculating this correctly. I believe your shareholders’ equity net of AOCI is a billion even – subtract the $658 that you have at the parent. That implies that the proportional equity from FBR Capital Markets is $342 million that you’re showing in total shareholders equity net of AOCI of a billion is that correct? I am just taking a billion minus the proportional equity of FBR Capital Markets is $342 that you are showing…

Mr. Billings: So what is the question, Miguel?

Mr. Fidalgo: Is $342 million the proportional contribution from FBR Capital Markets into your book value?

Mr. Billings: No, no. In this calculation … Go ahead, Kurt.

Mr. Harrington: Miguel, we’ve got tangible equity at Capital Markets Corporation of $517 million, and then there’s a minority interest of $255 million. That gives you $262 million of embedded capital CMC capital in the FBR Group balance sheet.

Mr. Fidalgo: Okay, so how do I get to the billion? $262 million plus $658 million is $920 million.

Mr. Harrington: Right.

Mr. Fidalgo: So how I get from there to [inaudible]. Is this tangible?

Mr. Billings: Yes, that’s tangible. It relates specifically to what you were saying. So that is your tangible capital at FBR Group exclusive of FBR Group’s 52% of FBR Capital Markets. In addition to that, when we were speaking of the $1 billion of long-term capital, it was inclusive of the $325 million of trust preferreds and excluding FBR Capital Markets’ 52%.

Mr. Fidalgo: I understand, Eric. That’s a separate billion – I wasn’t even thinking of the billion that has the trust preferreds in it. I was thinking of the billion that was in your stated financials. I wasn’t taking that into account, and I just wanted to make sure that I had the right proportional location. Thank you.

Mr. Billings: OK, thanks, Miguel.

Operator: Your next question comes from Mark Patterson of NWQ Asset Management

Mark Patterson of NWQ Asset Management: Good morning, guys. I’m pleased to see the FNLC transaction. I think it will go a long way to some of the concerns that have plagued your share price for a while. With regard to the book value that Miguel was talking about, the concept, as I see it, is that you have $1 billion ex of AOCI. If you take the $110 million of the tangibles off that, you are down to around $900 million. If you take out what your investment in the Capital Markets at book value is – that would be about $275-ish. And for investors who still might have some concern about the exposure to sub-prime, it sounds to me like you have a $90 million exposure to the existing just under $4 billion of sub-prime loans on the books. So, if an investor just wanted to completely wipe that to zero, they could take $90 million off.

Mr. Billings: Yes, that’s right, Mark.

Mr. Patterson: If people wanted to say that FNLC is going to be a disaster, which, you know, could be another conclusion someone could possibly draw, you have $15 million plus $3 million plus you are going to lose $15 million in Q3 related to the transaction. That’s another $33 million of exposure.

Mr. Billings: That’s correct, Mark.

Mr. Patterson: So now we are down to just under $500 million, and it looks to me like you are going to put yourselves somewhere around a core tangible book value with all sub-prime exposure written to zero – that puts your tangible book value at somewhere under $3.00, high twos, and that doesn’t include your Capital Markets investment.

Mr. Billings: If you do all of that, then that’s about right, Mark.

Mr. Patterson: So the market thinks your Capital Markets business is worth $16? That’s just under two times book for a company that has extremely nice liquidity with all that cash and is generating in the 20%-plus ROE’s, and it looks like the business is going to move from here.

Mr. Billings: Yes.

Mr. Patterson: So even if you just took what the market’s saying at $16, you guys have, you know, somewhere in $3-plus, getting closer to $4 of investment in FBR Capital Markets.

Mr. Billings: Yes, that’s correct, Mark, that’s exactly right.

Mr. Patterson: So we’ve got close to $4 in Capital Markets and we have $2 and high change, almost $3 of tangible book value minus all sub-prime exposure for the most part.

Mr. Billings: Yes.

Mr. Patterson: Okay, that’s great. And then using the preferred – I think you guys just used that as liquidity in the past. Is that something you want to continue to do?

Mr. Billings: That’s all that is for us Mark, that’s exactly right. We just, we simply used the $325 million in cash. We put agency assets against that to cover the coupon and, in any kind of a liquidity circumstance at any time, we have $325 million of cash we can access. And that’s the way we use it, and that’s the only use it for.

Mr. Patterson: Okay. And then the capital that supports your close to $6 billion of securities, where are we at today on that? Did you guys provide that? I think I saw it in the release the net spread of 42 basis points.

Mr. Billings: Yes.

Mr. Patterson: That’s for the second quarter?

Mr. Billings: Yes.

Mr. Patterson: Where are we at today with that?

Mr. Billings: About the same.

Mr. Patterson: Thanks a lot. This looks great.

Mr. Billings: Thank you, Mark.

Operator: Your next question comes from Richard Slone of H&R Realty.

Mr. Slone of H&R Realty: All right, thanks for taking my calls, fellows. I’m looking at your PL and I’m looking at a $30 million operating loss before gain on the sale of the subsidiary. And I’m also looking at the compensation benefits going up from $71 million to $106 million, a $35 million increase. Could you comment about the increase in compensation benefits, and where you think the operating income is going to be in the next quarter?

Mr. Billings: Yes. So again, to be very clear on this Richard, number one, the growth in compensation benefits is simply because of the growth of the revenues from our Capital Markets business. Obviously we had a very, very good quarter, and that business is growing very significantly and with that we have approximately 50% variable compensation with those revenues, so as those revenues grow, naturally the compensation expenses grow accordingly. As it relates to the operating earnings of the company, we know there’s a lot of moving parts, and there’s a lot of noise in the quarter, so we’re hopeful that people will be able to get clarity in their understanding. But, very simply, if you exclude the gain generated – $61 million from the Capital Markets IPO – and if you exclude the write-down of the goodwill from First NLC and the operating loss in the quarter, the total of the operating loss and the write-down of the goodwill at First NLC was approximately $68 million, facilitating the ability to sell NLC.

The gain at Capital Markets, as I said, was $61 million. If you eliminate both of those, remember we reported approximately $10 million of earnings, so if you eliminate both of those, we had core operating earnings of approximately $17 million for the quarter, and that comes from basically $12 million in our Capital Markets Division, and roughly speaking $5 million from our portfolio businesses, remembering that we took no gains in our merchant banking business this quarter. We used the $7.5 million or $2.5 million a month of cash generated from our residual portfolio to simply amortize down that residual, which we intend to continue to do until we have greater clarity as to what the ultimate value of that residual will be.

So the operating earnings for the company were about $17 million, and I think, as you’ve us say, we think our agency business is operating at around a 10% cash return on equity. The merchant business has about a $41 million gain in it. Obviously we will be realizing some of those gains during the course of the next couple of quarters, three quarters. We think we can continue to achieve a 20% return hurdle in our merchant business. And so when we look at our core earnings in FBR Group, I hope that gives you a sense of what it’s earning on an operating core basis. If you take that $17 million and add some amount in for merchant gains as you would see appropriate using your own model, and that’s approximately the operating character of the business today.

Mr. Slone: Thanks very much.

Mr. Billings: Thank you.

Operator: That ends the questions.

Mr. Billings: Thank you very much, we appreciate everybody joining us and look forward to speaking to you all in the next quarter.